SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 3, 2003

Robbins & Myers, Inc.

(Exact name of Registrant as specified in its charter)

Ohio	0-288	31-0424220

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1400 Kettering Tower, Dayton, OH	45423

(Address of principal executive offices)	(Zip code)

937-222-2610
(Registrant’s telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure
SIGNATURES

Item 5. Other Events and Regulation FD Disclosure

On July 3, 2003, Robbins & Myers, Inc. issued the following press release:

ROBBINS & MYERS ANNOUNCES FILING OF SHELF REGISTRATION
STATEMENT FOR OFFERING OF UP TO $100 MILLION OF ITS SECURITIES

DAYTON, OHIO, July 3, 2003 — Robbins & Myers, Inc. (NYSE: RBN) announced that it filed today with the Securities and Exchange Commission a Form S-3 Registration Statement for the offering by the Company of up to $100 million of its securities, which may include common shares, debt securities and/or convertible debt securities. The offering will represent a new financing by the Company. The Company plans to use the net proceeds to fund acquisitions, capital expenditures, the repayment of indebtedness, working capital, and general corporate purposes.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

An offering of these securities will be made only through the prospectus that is part of the Form S-3 Registration Statement filed with the Securities and Exchange Commission today and any applicable prospectus supplements or amendments. For more complete information about Robbins & Myers and these securities, you should read the prospectus and the applicable supplements and amendments thereto that Robbins & Myers will file with the Securities and Exchange Commission. You should read the prospectus and the applicable supplements and amendments thereto carefully before you invest in the securities of Robbins & Myers. You may obtain a copy of the prospectus and the applicable supplements and amendments thereto, when the same become available, by contacting: Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio 45423, telephone number: (937) 225-3335, Attn: Hugh E. Becker, Vice President, Investor Relations.

Robbins & Myers is a leading global supplier of highly engineered, application-critical equipment for the pharmaceutical, energy, and industrial markets. Headquartered in Dayton, Ohio, U.S.A., the Company maintains manufacturing operations in 15 countries. The Company’s common shares trade on the NYSE under the symbol RBN, and its 8.0% convertible subordinated notes due 2008 trade on the NYSE under the symbol RBN#08.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robbins & Myers, Inc.

Date: July 3, 2003	By:	/s/ Thomas J. Schockman

Thomas J. Schockman Corporate Controller